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                                                                    EXHIBIT 23.1

                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

This Form 10-K is incorporated by reference into the following filings (the "Registration Statements") of the Company:

FORM              REGISTRATION NO.     PERTAINING TO JO-ANN STORES, INC.
----              ----------------     ---------------------------------
S-4               333-80763            10 3/8% Senior Subordinated notes Due 2007
S-8               333-10093            1994 Executive Incentive Plan
S-8               33-72445             1998 Incentive Compensation Plan
S-8               33-32809             Employee Savings and Profit Sharing Plan
S-8               33-37355             1990 Employees Stock Option and Stock Appreciation Rights Plan
S-8               33-49690             1990 Employees Stock Option and Stock Appreciation Rights Plan
S-8               333-10087            1990 Employees Stock Option and Stock Appreciation Rights Plan
S-8               333-10091            1996 Stock Option Plan for Non-Employee Directors
S-8               333-55278            Nonqualified Stock Option Awards to Certain Employees
S-8               333-55280            Jo-Ann Stores, Inc. Savings Plan 401(k)

and, for purposes of determining any liability under the Securities Act, is deemed to be a new registration statement for each Registration Statement into which it is incorporated by reference.

On May 29, 2002, the Company dismissed Arthur Andersen LLP ("Andersen") as its independent auditor and appointed Ernst & Young LLP to replace Andersen. As a result of Andersen ceasing its operation, we have been unable to obtain Andersen's written consent to the incorporation by reference into the Registration Statements of its audit report with respect to our financial statements as of February 2, 2002 and February 3, 2001 and for the years then ended. Under these circumstances, Rule 437a under the Securities Act permits us to file this Form 10-K without a written consent from Andersen. As a result, however, Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act for any purchases of securities under the Registration Statement made on or after the date of this Form 10-K. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including the Company's officers and directors, may still rely on Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.